Results of Meeting of Shareholders

AXP TAX-FREE MONEY FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1

To elect the thirteen nominees specified below as Board members*.

                        Shares Voted "For"  Shares Withholding Authority to Vote
Arne H. Carlson           96,848,697.024                5,742,866.141
Philip J. Carroll, Jr.    96,795,344.553                5,796,218.612
Livio D. DeSimone         96,885,271.202                5,706,291.963
Barbara H. Fraser         96,692,495.130                5,899,068.035
Ira D. Hall               96,926,224.030                5,665,339.135
Heinz F. Hutter           96,766,729.443                5,824,833.722
Anne P. Jones             96,820,780.322                5,770,782.843
Stephen R. Lewis, Jr.     96,950,088.161                5,641,475.004
Alan G. Quasha            96,832,302.892                5,759,260.273
Stephen W. Roszell        96,796,172.393                5,795,390.772
Alan K. Simpson           96,600,792.696                5,990,770.469
Alison Taunton-Rigby      96,686,871.797                5,904,691.368
William F. Truscott       96,815,239.631                5,776,323.534


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Proposal 2

To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
  85,030,131.519           7,744,565.488       4,954,746.158     4,862,120.000

2(b). To change the name of the corporation.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
  91,947,621.307           5,622,856.423       5,021,085.435         0.000

Proposal 6

To add a Plan and Agreement of Distribution.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
  84,621,332.747           8,682,875.245       4,425,235.173     4,862,120.000

* Denotes Registrant-wide proposals and voting results.